Exhibit 4.2
CHIMERA INTERNATIONAL GROUP, INC.
2008 EQUITY INCENTIVE PLAN
1.     Purpose. The purpose of the Chimera International Group, Inc. Equity Incentive Plan is to facilitate the ability of Chimera International Group, Inc., a Delaware corporation (the “Company”), to offer equity incentive compensation opportunities in order to attract, motivate, reward and retain key personnel and consultants. Awards may be in the form of stock options granted under Section 5 hereof or deferred stock grants made under Section 6 hereof.
2.     Administration. The board of directors of the Company (the “Board”) will administer the plan. Subject to the provisions hereof, the Board, acting in its discretion, will have exclusive authority to (a) select the persons to whom awards will be granted, (b) prescribe the terms and conditions of such awards and make amendments thereto, (c) construe, interpret and apply the plan and any agreement made under the plan, (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the plan. Subject to applicable law, the Board may delegate to any person(s) such duties and authority under the plan as the Board deems appropriate. The Company shall indemnify and hold harmless each member of the Board and any employee or director of the Company to whom any duty or authority relating to the administration of the plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
3.     Eligibility. The Board may grant awards under the plan to any officer, other employee or director of, or any consultant or other independent contractor who provides services to, the Company.
4.     Share Limitations and Adjustments.
(a)     Share Limitations. The Company may issue a total of 25,000,000 shares exclusive of shares covered by the unexercised or unvested portion of an award that terminates, expires or is canceled.
(b)     Adjustments for Capital Changes. The aggregate number and class of shares that may be issued under the plan and the number and class of shares and, where applicable, the exercise price per share covered by each outstanding award, and the limitation on the number of shares that may be issued pursuant to deferred stock awards, all as set forth in Section 4(a) (as adjusted pursuant to this Section 4(b)) will be equitably adjusted by the Board in order to reflect extraordinary capital changes affecting the outstanding shares of the Company’s common stock resulting from a stock-split, reverse stock-split or consolidation of shares or any like capital adjustment, or the payment of a stock dividend or extraordinary cash dividend, and/or to reflect a change in the character or class of shares covered by the plan arising from a readjustment or recapitalization of the Company’s capital stock.
5.     Awards Granted in the Form of Options. Subject to the plan, the Board may grant options to persons eligible to participate in the plan upon such terms and conditions as the Board determines. An option that otherwise qualifies as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”)) will be treated as such unless, at the time the option is granted, the Board specifies that the option will not be treated as an “incentive stock option.”

(a)     Term. The Board will fix the period during which an option may be exercised. The Board may extend the exercise period of an option if (and only if) such extension would not cause the option holder to be subject to tax under Section 409A of the Code (whether at the time of the extension or at a later time). In no event may an option be exercisable more than ten years from the date the option is granted (five years in the case of an “incentive stock option” granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code).
(b)     Exercise Price. The option exercise price per share must be at least equal to the fair market value per share on the option grant date (110% of fair market value in the case of an “incentive stock option” granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). The fair market value per share of common stock on any given date will be determined by the Board, acting in good faith, in accordance with valuation methods and procedures permitted for this purpose by the regulations issued by the Treasury Department under Section 409A of the Code.
(c)     Vesting.he Board may establish such vesting and other conditions and restrictions upon the exercise of an option and/or upon the issuance or disposition of shares acquired by the exercise of an option as the Board deems appropriate on a grant-by-grant basis in accordance with the provisions of any option award agreement and deferred stock award agreement issued under this Plan.
(d)     Exercise of options. A vested option may be exercised by transmitting to the Secretary of the Company (or other person designated by the Board) a written notice identifying the option that is being exercised and specifying the number of whole shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payments. The exercise price may be paid (1) in cash or by check, (2) at the sole discretion of the Board, (A) by the delivery of previously-owned shares of common stock, or (B) in any other form of legal consideration that may be acceptable to the Board. including but not limited to, prior services rendered on behalf of the Company or a promissory note, or (3) by a combination of the foregoing. After the first date upon which the Company’s common stock is listed on a securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system, the Board may permit payment to be made pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law. Any shares transferred to the Company in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price and/or tax withholding obligation is satisfied by such transfer of shares.

(e)     Non-Transferability. No option granted under the plan may be transferred other than upon the option holder’s death to a beneficiary designated by the option holder in a manner acceptable to the Board, or, if no duly designated beneficiary shall survive the option holder, pursuant to the option holder’s will or the laws of descent and distribution. All options shall be exercisable during the option holder’s lifetime only by the option holder. Any attempt to transfer an option in violation of the plan or applicable option agreement shall be void, and no such option shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such option, nor shall it be subject to attachment or legal process for or against such person.
(f)     Definition of Cause. For the purposes hereof and any option agreements and deferred stock agreements issued hereunder, the term “cause” shall mean shall mean (a) a participant’s material and willful malfeasance, fraud or dishonesty in the performance of his obligations hereunder; (b) a participant’s material breach of any material provision or obligation of his employment with the Company; (c) a participant’s engaging in conduct or activities involving moral turpitude that is reasonably likely to cause material damage to the business or reputation of the Company, any affiliate of the Company, or any personnel thereof; or (d) a participant’s conviction of or plea of guilty or nolo contendere to any felony or crime involving theft, fraud or dishonesty other than in connection with misdemeanor violations in connection with the operation of a motor vehicle or by virtue of imputed liability.
6.     Deferred Stock Awards.
(a)     General. The Board may grant deferred stock awards to eligible personnel. Under a deferred stock award, the Board will grant to a participant the right to receive shares of Company common stock in the future, subject to such vesting and other terms and conditions as the Board may prescribe.
(b)     Purchase Price. Unless the Board, acting in accordance with applicable law, determines otherwise at the time of an award is granted, the purchase price payable for shares transferred pursuant to a deferred stock award must be at least equal to their par value.
(c)     Stock Certificates for Vested Shares. The recipient of a deferred stock award that becomes vested will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law or the terms of any stockholders’ agreement), for the vested shares covered by the award, subject, however, to the payment or satisfaction of applicable tax withholding obligations; provided, however, that the Board, in its discretion, may direct that settlement of a deferred stock award be made in whole or in part in the form of cash, based upon the then fair market value of the Company’s common stock.
(d)     Rights as a Stockholder. Unless otherwise determined by the Board, the holder of a deferred stock award will not be entitled to receive dividend payments, if any on or with respect to the shares that remain covered by the award, or any other rights as a stockholder with respect to such shares unless and until the shares are issued to him or her free of all conditions and restrictions under the plan (subject, however, to the terms and conditions of a stockholders’ or other agreement to which the shares are subject).

(e)     Termination of Employment or other Service Before Vesting. Unless the Board determines otherwise in a deferred stock agreement, a non-vested deferred stock award will be forfeited upon the termination of a recipient’s employment or other service with the Company and its subsidiaries. If a deferred stock award is forfeited, the recipient will have no further right to receive the shares covered by the award. For the avoidance of doubt, the Board may provide for the acceleration of vesting of a deferred stock award in the event of a termination of employment by the Company without “cause” (as defined in Section 5(f) above) or a termination by the Executive for “good reason” which, for this purpose, unless otherwise prescribed by the Board in a participant’s award agreement, shall have the meaning ascribed to such term in a participant’s employment agreement or, in the absence thereof, shall mean a material adverse change by the Successor Company of a participant’s salary, duties, authority or responsibilities which is not cured within fifteen business days following written notice to the Successor Company by the participant setting forth a description of the purported grounds for termination.
(f)     Nontransferability. Deferred stock awards may not be transferred or assigned and any attempt to do so shall be null and void and, at the election of the Board, result in the immediate forfeiture of the shares or the award, as the case may be.
7.     Stockholders’ Agreement. As a condition of the exercise of an option granted under the plan and/or the issuance of shares covered by an option or other award made under the plan, the Board may require the option holder or the holder of the award, as the case may be, to become a party to and be bound by a stockholders’ or other agreement pursuant to which the shares acquired by the exercise of the option or the vesting of the award will be subject to specified transfer restrictions, rights of first refusal, Company or other repurchase rights, market standoff conditions and/or such other terms and conditions as the Board or the Board deems appropriate.
8.     Change in Control.
(a)     Effect of Certain Transactions. Except as otherwise provided in this subsection, if a Change in Control (as defined below) occurs, all option holders shall be permitted to exercise their outstanding options, whether or not then vested, immediately prior to the Change in Control. Alternatively, the Board may provide for the buyout of outstanding options (whether or not vested) in lieu of exercise based upon the transaction value of the shares covered by the options. Notwithstanding the foregoing, if, as part of a Change in Control transaction, the stockholders of the Company receive equity capital of another entity (“Exchange Stock”) in exchange for their shares of common stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then options outstanding under the plan may be converted into economically equivalent options to purchase shares of Exchange Stock upon terms and conditions otherwise similar to the terms and conditions applicable to the Company stock options. Any outstanding options that are not exercised, bought out or converted into options for Exchange Stock, as aforesaid, by or before the consummation of a Change in Control transaction shall thereupon terminate and be of no further force or effect. The Board, acting in its discretion, may accelerate the vesting of non-vested deferred stock awards, provide for cash settlement and/or make such other adjustments to the terms of any outstanding award as it deems appropriate in the context of a Change in Control transaction.

(b)     Definition of Change in Control. For purposes hereof, the term “Change in Control” means:

(i)     any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company, other than (1) Matthew T. Wasserlauf or any member of his immediate family or any person controlled by him, or (2) as a result of inheritance from a person described in the preceding clause (1);
(ii)     a consolidation, merger or reorganization involving the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary , or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization);
(iii)     individuals who, as of the date the Plan is adopted, constitute the entire Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to the date the Plan is adopted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;
(iv)     approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (ii)(3) above; or

(v)     any other event or transaction which the Board, acting in its discretion and with a view toward carrying out the purposes of the Plan, designates is a Change in Control.
(c)     Determination of Board to be Final. All adjustments under Section 4(b) (relating to the effect of certain capital changes) and/or this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
9.     Tax Withholding. The holder of an option or deferred stock award will be required to satisfy or make arrangements acceptable to the Company for the satisfaction of all tax withholding obligations arising from or associated with the option or other award as a condition of the issuance of shares covered by such option or deferred stock award. Toward that end, the Company may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the holder of an award, whether or not pursuant to the plan, or (b) require the holder of the award to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Company stock, then, at the sole discretion of the Board, the withholding obligation may be satisfied by the withholding of shares having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules); provided, however, that, unless the Board determines otherwise, no shares may be withheld if and to the extent that such withholding would result in the recognition of additional accounting expense by the Company.
10.     General Provisions.
(a)     Shares Issued Under Plan. Shares of common stock available for issuance under the plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the plan.
(b)     Compliance with Law. The Company will not be obligated to issue or deliver shares of common stock pursuant to the plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the common stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(c)     Transfer Orders; Placement of Legends. The Company may cause a legend or legends to be placed on any such certificates for shares issued under the plan to make appropriate reference to restrictions to which such shares are subject, whether under applicable law or otherwise.
(d)     No Employment or other Rights. Nothing contained in the plan or in any option agreement shall confer upon any person any right with respect to the continuation of such person’s employment or other service with the Company or a subsidiary of the Company or interfere in any way with the right of the Company and its subsidiaries at any time to terminate or otherwise amend the terms and conditions of such employment or other service.

(e)     Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Board, shall be final, binding and conclusive on all persons.
(f)     Nonexclusivity of the plan. No provision of the plan, and neither its adoption by the Board nor its approval by the Company’s stockholders shall be construed as creating any limitations on the power of the Board or a Board thereof to adopt other incentive arrangements apart from the plan.
(g)     Governing Law. All rights and obligations under the plan and each award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.
11.     Amendment and Termination. The Board may amend or terminate the plan, provided, however, that no such action may adversely affect the rights of a holder of an outstanding option or deferred stock award without his or her written consent. Any amendment that would increase the aggregate number of shares of common stock that may be issued under the plan or that would modify the class of persons eligible to receive options shall be subject to the approval of the Company’s stockholders.
12.     Term of the plan. The plan shall be effective as of the date of its adoption by the Board, subject to the approval of the stockholders of the Company within one year from the date of such adoption by the Board. The plan shall terminate on the tenth anniversary of the date of its adoption by the Board, unless sooner terminated by the Board. The rights of any person with respect to any award granted under the plan that is outstanding at the time of the termination of the plan shall not be affected solely by reason of the termination of the plan and shall continue in accordance with the terms of the award and of the plan.